Exhibit 99.1

EFI Provides Update Regarding Stock Option Review

Foster City, Calif. - November 16, 2006 – As previously announced by Electronics for Imaging, Inc. (“EFI”) (Nasdaq: EFII), a special committee of its Board of Directors has commenced an independent review of the Company’s stock option grant practices, and as the review remains ongoing, the Company will delay the filing of its Form 10-Q. EFI plans to file its Form 10-Q as quickly as possible after the completion of the review.

The independent review was recommended by management based on an internal review of past option grant practices. As previously announced, EFI has proactively informed the staff of the Securities and Exchange Commission (“SEC”) of the independent review. Subsequently, on November 7, 2006, the Company received a letter of informal inquiry from the SEC requesting that EFI voluntarily provide documents and information related to its stock option grants and stock option practices. EFI intends to fully cooperate with the SEC.

In connection with the options review and as a result of the delay in filing its Form 10-Q, the Company received a Nasdaq Staff Determination notice on November 15, 2006, stating that EFI is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures because the Company has not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006. EFI today announced that it intends to request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of the Nasdaq Staff Determination notice. Pending a decision by the hearing panel, EFI’s common stock will remain listed on The Nasdaq Global Select Market. However, there can be no assurance that the hearing panel will grant EFI’s request for continued listing.

Also related to the delayed filing of its 10-Q the Company on November 10, 2006, received a notice of a purported “compliance deficiency” from the trustee under the indenture governing the outstanding $240 million, 1.50% Convertible Senior Debentures due 2023 (“Debentures”). This notice references certain requirements to file with the trustee copies of annual and quarterly reports that EFI is required to file with the SEC. The notice asserted that if the deficiency is not cured within 60 days, an “Event of Default” will occur under the indenture, and thereupon the trustee will seek the remedies allowed in the indenture to protect the interests of the holders of the Debentures.

Under the terms of the indenture, EFI has 60 days to cure a default. If EFI does not cure a default within that period, either the trustee or the holders of at least 25% of the aggregate principal amount of outstanding Debentures may accelerate the maturity of the Debentures, causing the outstanding principal amount plus accrued interest to be immediately due and payable.

As of November 16, 2006, the current trading price per Debenture exceeds the principal amount due upon maturity or acceleration of each Debenture, and all required interest and principal payments on the Debentures have been timely made. As of September 30, 2006, EFI had approximately $523.4 million of cash and investments. Accordingly, EFI believes that, if an Event of Default were to occur and the Debentures were accelerated, it has adequate financial resources to pay any unpaid principal and interest due on the Debentures. Although EFI reserves the right to take any action it deems appropriate, and has not conceded that any default has occurred under the indenture, EFI currently expects that, upon a valid acceleration (if any) of the Debentures, it would repay all outstanding amounts due thereunder. The Debentures are convertible into approximately 9.1 million shares of the company’s common stock. The Company includes the approximately 9.1 million shares related to the Debentures in the calculation of its earnings per share, and the inclusion of these shares is dilutive to earnings. A repayment of the Debentures would result in the exclusion of the 9.1 million shares from the Company’s share count, thereby reducing the number of shares used in its earnings per share calculation.

Guy Gecht, EFI’s Chief Executive Officer stated that, “the Company anticipated these events after notification of the voluntary review of past option grant practices, and the associated delay in filing our Form 10-Q. We remain focused on our business objectives and our commitment to our customers, shareholders, employees, and partners while we fully cooperate with these inquiries.”

Forward-Looking Statements

This press release contains forward-looking statements concerning EFI’s plans to request a hearing before the Nasdaq Listing Qualifications Panel, the special committee’s ongoing investigation of historical stock option grant practices, the SEC informal inquiry and EFI’s expectations regarding a potential Event of Default under the indenture. There can be no assurance concerning the outcomes of the hearing request, the special committee’s review, the SEC informal inquiry or the effect of the potential acceleration of the Debentures. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in digital color servers, superwide format printers and inks, industrial inkjet printing systems, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery color print servers; superwide digital inkjet printers, UV and solvent inks; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.